EXHIBIT 24

POWER OF ATTORNEY

        We, the undersigned officers and directors of Stanley Black & Decker, Inc., a Connecticut corporation (the "Corporation"), hereby severally constitute and appoint Janet M. Link and Donald J. Riccitelli our true and lawful attorneys-in-fact and agents each with full power of substitution, to sign for us and in our names in the capacities indicated below, the Annual Report on Form 10-K for the year ended December 30, 2023 of the Corporation filed herewith (the "Form 10-K"), and any and all amendments thereto, and to file each of the foregoing and any exhibits thereto and other documents in connect therewith with the Securities and Exchange Commission, and generally to do all such things in our name and on our behalf in our capacities as officers and directors to enable the Corporation to comply with the annual filing requirements under the Securities Exchange Act of 1934, as amended, including, all requirements of the Securities and Exchange Commission, and all requirements of any other applicable law or regulation, hereby ratifying and confirming all that said attorneys-in-fact and agents, of any of them, or substitute of any of them may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Donald Allan, Jr.	President and Chief Executive Officer, Director	February 27, 2024
Donald Allan, Jr.

/s/ Andrea J. Ayers	Director	February 27, 2024
Andrea J. Ayers

Director
Patrick D. Campbell

/s/ Susan K. Carter	Director	February 27, 2024
Susan K. Carter

/s/ Debra A. Crew	Director	February 27, 2024
Debra A. Crew

/s/ Michael D. Hankin	Director	February 27, 2024
Michael D. Hankin

/s/ Robert J. Manning	Director	February 27, 2024
Robert J. Manning

/s/ Adrian V. Mitchell	Director	February 27, 2024
Adrian V. Mitchell

/s/ Jane M. Palmieri	Director	February 27, 2024
Jane M. Palmieri

/s/ Mojdeh Poul	Director	February 27, 2024
Mojdeh Poul

/s/ Irving Tan	Director	February 27, 2024
Irving Tan